T. ROWE PRICE INTERNATIONAL INDEX FUND, INC.

                             ARTICLES SUPPLEMENTARY


     T. Rowe Price International Index Fund, Inc., a Maryland corporation, having its principal office in Baltimore City, Maryland (hereinafter called the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

     FIRST: Pursuant to authority expressly vested in the Board of Directors of the Corporation by Article Sixth of the Charter of the Corporation, the Board of Directors have duly classified a number of shares of its unissued common stock (determined in connection with the SECOND paragraph below) into a new series of common stock to be designated the T. Rowe Price International Equity Index Fund.

     SECOND: After giving effect to the foregoing classification, the Board of Directors have heretofore duly divided and classified an aggregate of 1,000,000,000 shares of the unissued Common Stock of the Corporation into the following series on the date indicated in the parentheses following the name of the series: International Equity Index Fund (October 25, 2000). The series shall consist, until further changed, of the lesser of (x) 1,000,000,000 shares or (y) the number of shares that could be issued by issuing all of the shares of any series currently or hereafter classified less the total number of shares then issued and outstanding in all of such series. All shares of the series have the powers, preferences, other special rights, qualifications, restrictions, and limitations set forth in the Charter. The Board of Directors also have provided for the issuance of the shares of the series.

     THIRD: The stock has been classified by the Board of Directors under authority contained in the Charter.

     IN WITNESS WHEREOF, T. Rowe Price International Index Fund, Inc. has caused these Articles to be signed in its name and on its behalf by its Vice President on October 26, 2000.


                              T. ROWE PRICE INTERNATIONAL INDEX
                             FUND, INC.


                              By:  _______________________________
                                    Henry H. Hopkins, Vice President

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     THE UNDERSIGNED, Vice President of T. Rowe Price International Index Fund,
Inc., who executed on behalf of the Corporation Articles Supplementary of which this Certificate is made a part, hereby acknowledges in the name and on behalf of said Corporation the foregoing Articles Supplementary to be the corporate act of said Corporation and hereby certifies that the matters and facts set forth herein with respect to the authorization and approval thereof are true in all material respects under the penalties of perjury.



                              ______________________________
                               Henry H. Hopkins, Vice President